Exhibit 99.6

Email sent to Employees of Philips’ Image Guided Therapies Division on December 17, 2014.

Dear colleagues,

Today, we announced a very important and exciting next step in our HealthTech strategy through the acquisition of Volcano. Headquartered in San Diego, Volcano is a global leader in catheter based imaging and measurement devices for cardiovascular image guided therapy. Here is a link to the press release from this morning.

Like Philips, Volcano is a pioneer and market leader in minimally invasive technologies for the diagnosis and treatment of cardiovascular disease, and is very complementary to our vision, our strategy, and our portfolio in image guided therapy. They have a very broad and unique portfolio in catheter-based intravascular imaging and measurement to support interventional procedures for PCI as well as peripheral vascular. Among others, in both Intra-vascular Ultrasound (IVUS) and Fractional Flow Reserve (FFR), they possess a broad range of technologies that is unique in the industry.

We created the BG IGT to focus on growth into new business adjacencies in image guided therapy, while continuing to innovate new interventional procedures across disciplines. This acquisition is a logical next step in the execution of our IGT strategy and will complement the iXR and NBD businesses to become an even stronger integrated solutions provider. This is a merger from strengths. By combining two leaders in the IGT space, we can leverage each other’s unique capabilities, where the sum of the parts creates an even stronger business than the two stand alone.

The vision of Volcano is very similar to ours: “Through innovation and dedication to our values we seek to provide the means for superior therapeutic solutions that enable patients to live long fulfilling lives.” Because of the nature of the consumables business model, the Volcano sales teams are in the lab on a very frequent basis, and have a very intimate and clinical customer relationship that drives strong adoption of their technologies. Integration of Volcano will allow us to leverage their unique channel and clinical capabilities, while building on our strong position in iXR, both in our existing installed base and in competitive labs. By integrating both companies rich innovation pipelines we will create new businesses and accelerate our transformation from transactional selling into a solution-selling model.

This acquisition is fantastic news—both for the new BG IGT and for Philips as we move to become the industry leader in HealthTech. You can all be very proud that Philips has chosen to continue to invest in the growth of our IGT business based on a solid foundation and compelling strategy that you have built over so many years. Now it will be up to us to make this acquisition a success through a strong integration while preserving and leveraging the unique strengths of the Volcano people and culture. I count on all your support to make this happen.

While we can already announce today, closure of the merger will still require further regulatory approval and is expected at the start of 2015. Integration activities will then immediately start and further announcement on the integration of the Volcano company into the BG IGT will then follow. Please join me in giving our Volcano colleagues a very warm welcome to Philips soon.

At 10AM today we will be holding a town hall meeting in Best (restaurant QA) combined with a webcast, for all IGT employees to further talk about this announcement. An invite will follow shortly.

Kind Regards,

Bert van Meurs

BG leader Image Guided Therapy

Forward-looking statements

This release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, including without limitation completion of the tender offer and merger and any expected benefits of the merger, and certain forward-looking statements regarding Volcano, including without limitation with respect to its business, the proposed tender offer and merger, the expected timetable for completing the transaction, and the strategic and other potential benefits of the transaction. Completion of the tender offer and merger are subject to conditions, including satisfaction of a minimum tender condition and the need for regulatory approvals, and there can be no assurance that those conditions can be satisfied or that the transactions described in this release (the “Transactions”) will be completed or will be completed when expected. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates,” “projects,” “potential,” “continues” or “believes,” or variations of such words and phrases or state that certain actions, events, conditions, circumstances or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived; (ii) uncertainties regarding the two companies’ ability to successfully market both new and existing products; (iii) uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions; (iv) uncertainties as to the timing of the tender offer and merger; (v) uncertainties as to how many of Volcano’s stockholders will tender their stock in the tender offer; (vi) the possibility that competing offers will be made; (vii) the failure to complete the tender offer or the merger in the timeframe expected by the parties or at all; (viii) the outcome of legal proceedings that may be instituted against Volcano and/or others relating to the Transactions; (ix) Volcano’s ability to maintain relationships with employees, customers, or suppliers; (x) domestic and global economic and business conditions; (xi) developments within the euro zone; (xii) the successful implementation of Philips’ strategy and the ability to realize the benefits of this strategy; (xiii) legal claims; (xiv) changes in exchange and interest rates; (xv) changes in tax rates, raw materials and employee costs; (xvi) the ability to successfully exit certain businesses or restructure the operations; (xvii) the rate of technological changes; (xviii) political, economic and other developments in countries where Philips operates; (xix) industry consolidation and competition; and (xx) other risk factors described in Volcano’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statements in this release are based upon information known to Philips on the date of this announcement. Neither Philips nor Volcano undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Volcano or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by Philips and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Volcano. The offer to purchase shares of Volcano common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by Clearwater Merger Sub, Inc., a wholly owned subsidiary of Philips Holding USA Inc., which is a wholly owned subsidiary of Royal Philips, and the solicitation/recommendation statement will be filed with the SEC by Volcano. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement.